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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 13, 2002

Dear Sir/Madam:

We have read the first, second, third, and fourth paragraphs of Item 4 included in the Form 8-K dated May 13, 2002 of USG Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




Arthur Andersen LLP


cc: Mr. Richard H. Fleming, USG Corporation